Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
     PARTICIPANTS
Corporate Participants
Joe Frank Sanderson – Chairman & Chief Executive Officer
D. Michael Cockrell – CFO, Treasurer & Director
Lampkin Butts – President, Chief Operating Officer & Director
Other Participants
Christina McGlone – Research Analyst, Deutsche Bank Securities, Inc.
Stephen Share – Analyst, Morgan Joseph Triartisan LLC
Kenneth B. Zaslow – Vice President, BMO Capital Markets (United States)
Heather L. Jones – Managing Director, BB&T Capital Markets
Farha Aslam – Managing Director, Stephens, Inc.
Ken Goldman – Senior Analyst, JPMorgan Securities LLC
Lindsay Drucker Mann – Research Associate, Goldman Sachs & Co.
Christine McCracken – Senior Research Analyst, Cleveland Research Co.
Jeff D. Farmer – Senior Vice President, Jefferies & Co., Inc.
Adam Josephson – Research Associate, KeyCorp Investment Banking
Vincent Andrews – Research Analyst, Morgan Stanley & Co. LLC
Jeff G. Kanter – Portfolio Manager, UBS O’Connor LLC
MANAGEMENT DISCUSSION SECTION
Operator: Good day everyone and welcome to the Sanderson Farms Incorporated Third Quarter 2011 Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.
Joe Frank Sanderson, Chairman & Chief Executive Officer
Thank you. Good morning, and welcome to Sanderson Farms’ Third Quarter Conference Call. Lampkin Butts and Mike Cockrell are with me this morning. We reported a net loss for our third fiscal quarter of $55.7 million or $2.51 per share. This compares to net income of $36.1 million or $1.55 per share during last year’s third quarter. Our net loss includes a charge, net of income taxes, of $14.4 million or $0.65 per share to reduce the value of our live inventories on hand at July 31, 2011 from cost to market value.

I will begin this morning’s call with a few general comments and will then turn the call over to Lampkin and Mike for more details. Before making any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.
D. Michael Cockrell, CFO, Treasurer & Director
Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects for the company. Examples of forward-looking statements include statements about our belief about grain prices, fresh chicken prices, consumer demand, production levels, and the supply of fresh chicken products, and general economic conditions.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
The actual performance of the company could differ materially from what we indicate by our forward-looking statements, because of various risks and uncertainties. Those risks and uncertainties are described in our annual report on Form 10-K and our quarterly reports for quarters after the 10-K, our third quarter 10-Q will be filed this morning. You’re cautioned not to place undue reliance on our forward-looking statements as each statement speaks only as of today. We undertake no obligation to update or to revise forward-looking statements. External factors affecting our business such as feed grain cost, market prices for poultry meat and the overall health of the economy, among others, remain volatile and our view this morning might be very different from our view a few days from now.
Joe Frank Sanderson, Chairman & Chief Executive Officer
Thank you, Mike. Our results reflect continued challenging market conditions during our third fiscal quarter. Overall, market price – chicken market prices were significantly lower during the quarter compared to our second quarter and last year’s third quarter. In addition, our costs for corn and soybean meal were significantly higher than during last year’s third quarter. While we continue to operate well, we remain subject to very challenging markets. The lower overall market prices for fresh chicken during the quarter compared to last year’s third quarter were driven primarily by lower white meat values.

Retail grocery store demand remained adequate resulting in a Georgia Dock price essentially flat with last year. Market prices for boneless breast meat have – or were very soft during the quarter and market prices for wings remain well below average. Market prices for both corn and soybean meal have been predictably volatile this summer and were higher during the quarter compared to last year’s third fiscal quarter.

In its most recent estimates, published August 11, the USDA lowered its yield and harvested acres numbers as the quality of this year’s crop suffered due to July heat. While the USDA estimates that the country will harvest its third largest corn crop ever. It might still not be large enough to satisfy the needs of corn users next year without price rationing. Supplies will remain tight and relatively high priced grain is probably a reality through at least fiscal 2012.

Based on what we have priced to-date, assuming that we had priced our remaining needs through the end of the fiscal year at yesterday’s closing prices on the Chicago Board of Trade, and taking into account the additional volume we will purchase during 2011, our cash cost for feed grain purchased would be approximately $342 million higher this fiscal year than last year. This higher cost would translate to an increase in the cost per pound of dressed poultry of $0.11 for the year.

For the fourth quarter, cash prices for feed grain would be higher than last year’s fourth quarter if we had priced all our remaining needs yesterday by $74.8 million. We have priced 63% of our fourth quarter corn needs and have priced 56% of our soybean meal needs as of today.

Despite these higher costs, we anticipate that we can return to profitability with the strengthening of the chicken markets. Those markets have or continue to be influenced by the sluggish overall economy and an oversupply of chicken relative to demand.

While export demand has been steady this calendar year, domestic demand, especially at food service, remains soft. We continue to believe we will not see a meaningful rebound in food service demand until employment numbers improve.

Consumers need to get their jobs and confidence back before they’re going to start eating out again. Egg sets have fallen for 16 consecutive weeks, an average 6% below a year ago during July and August. While there will well be fewer chickens in the market this fall compared to last year, those chickens will meet seasonally lower demand after Labor Day. Market prices have stabilized
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
the past two weeks and moved up slightly, but we will have to wait until we get to the fall to see if the reduced volume has a meaningful impact on market prices.

We will reduce our production beginning in November as we always do to reflect lower demand from our customers during the holidays. Given what we now expect to be a higher cost environment and continuing sluggish demand into 2012, we now plan to extend that cutback into calendar 2012 to balance our company’s supply with our customer’s demand.

Development of our new North Carolina complex continues on schedule. The plan is currently running at almost two-thirds capacity and we are on schedule to reach near-full production in January 2012. We look forward to the new opportunities the new plant will provide for the company, our shareholders, our employees, our growers and our customers.

Despite current market conditions, we remain confident in our industry, in our company and in our strategy. We know our strategy to focus a significant portion of our production in the big bird deboning market segment makes it more difficult for us to compete well in markets like we’re in today. But we remain confident in our ability to perform and compete well over the cycles.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.
Lampkin Butts, President, Chief Operating Officer & Director
Thank you, Joe. Overall market prices for poultry products were lower during the quarter when compared to our third quarter of last year. The average Georgia Dock whole bird price during our third quarter was flat with last year’s third quarter averaging $0.87 per pound during the quarter compared to the $0.8721 per pound average last year.

The Georgia Dock price has strengthened in August and the price for this week is $0.885 per pound, which compares to $0.88 per pound for the same week last year. The Georgia Dock price continues to reflect good demand for chicken in retail grocery stores.

Bulk leg quarter prices were higher for the quarter compared to last year’s third quarter increasing 24.3% and reflect relatively good export demand. Through the first half of the calendar year, overall export volumes were flat with last year. Quoted bulk leg quarter prices averaged $0.4489 cents per pound during our third quarter this year versus $0.3611 per pound during last year’s third quarter.

Urner Barry Bulk leg quarters are currently quoted at $0.50 per pound. Prices for Jumbo wings remained very weak during our third quarter. Jumbo wings averaged $0.776 per pound down 27.5% from the average of $1.07 during last year’s third quarter. While wing prices have improved over the past few weeks and the Urner Barry quote is currently at $0.91 per pound, they remain well below average. Boneless breast prices were significantly lower during our third quarter decreasing by 22% when compared to the third quarter a year ago.

This year’s third quarter average Urner Barry price of $1.28 per pound compares to an average of $1.64 per pound during last year’s third quarter. Today, the Urner Barry quoted market for boneless breast is $1.40 per pound. While the market remains soft, it has improved over the past two weeks.

Demand for boneless breast meat will seasonally adjust down after Labor Day, but as Joe observed, there should also be fewer chickens on the market this fall compared to last year. The overall result of these market price changes was a decrease of $0.053 per pound in our average sales price of poultry products sold when compared to last year’s third quarter, a decrease of 7.3%. While our sales price for poultry products decreased $0.053 per pound, our grain cost per pound of processed poultry sold increased $0.126 per pound.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
Our average feed cost per pound sold was $0.402 per pound up from $0.276 per pound last year. We sold 717.9 million pounds of poultry during our third quarter, a 14.4% increase from the 627.4 million pounds sold during last year’s third quarter. We processed 711 million pounds of dressed poultry during the quarter, up 9.4% from the 650 million pounds we processed during last year’s third quarter.

You may recall that we said on our second quarter call that we expected to process 700 million pounds during the third quarter. The additional 11 million pounds versus our guidance was a result of higher live weights than our projection. Pounds of processed poultry and inventory at the end of the quarter were 24.3 million pounds higher than October 31, 2010 as a result of the timing of export sales. For the first nine months of the year, we sold 2 billion pounds of poultry products compared to 1.9 billion pounds for the same period last year and processed 2 billion pounds this year compared to 1.9 billion pounds last year. We expect pounds processed during our fourth fiscal quarter to be approximately 711 million pounds up compared to the same quarter last year by 6.7%.

We now expect to process 2.76 billion pounds this year, an increase of approximately 7.4% compared to the 2.57 billion pounds processed during fiscal 2010. We sold 14 million pounds of prepared chicken products at our Foods division during the quarter, down from 16.6 million pounds last year. Our average sales price at Foods decreased almost 1.7% while the lower volume decreased efficiencies. Our Prepared Food division remains profitable, but decreased food service demand is impacting volumes.

Like Joe, I am looking forward to the opportunities the new chill-pack plant in Kinston, North Carolina will provide our company and our people. We have a proven model for constructing, starting up, and operating new facilities, and our people are anxious to get to full production. Our sales team has successfully found customers for a portion of the new Sanderson Farms chill-pack chicken. I’m confident we will continue those successful efforts when we reach full production next January.

At this point, I’ll turn the call over to Mike Cockrell, Chief Financial Officer.
D. Michael Cockrell, CFO, Treasurer & Director
Thank you, Lampkin. Net sales for the quarter totaled $511.2 million, and that’s up 4.5% from the $489.1 million during the same quarter last year. The increase was the result of higher poultry volume offset by a decrease in our average sales price for poultry products of $0.053 per pound, a decrease in our average sales price of prepared poultry products of $0.033 per pound, and a decrease in pounds of prepared poultry sold of 2.6 million pounds.

Our cost of sales of poultry products for the three months ended July 31 as compared to the same three months during 2010 increased 40.3%. The increase is a result of the 14.4% increase in pounds of poultry products sold in the third quarter this year compared to last year, and significantly higher feed cost. Feed costs and flocks sold increased $0.126 per pound from last year’s third quarter, and feed cost accounted for 53.6% of our cost of poultry products sold, and by comparison, last year during the same quarter, feed cost comprised 45.7% of our cost of poultry sold.

SG&A expenses for the third fiscal quarter of 2011 were $17 million, and that compares to $24.9 million for the same quarter last year. Interest expense increased $1.7 million to $2 million during the 2011 quarter, and that reflects higher outstanding debt. Our company’s effective tax rate for the quarter and for the first three quarters of the year ended July 31 was 35.6% and 35.0%, respectively. For the balance of the year, we’re modeling a tax rate of 35.0%
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
At the end of our third quarter, our balance sheet reflected stockholders’ equity of $532.5 million and net working capital of $302.1 million. The current ratio was 3.8 to 1. Long-term debt totaled $234.3 million and our net debt-to-cap ratio was 30.5% as of July 31. We spent $55.1 million on CapEx during the three quarters of – first three quarters of the year and we also declared $11.6 million in dividends through the first three quarters.

Our balance sheet reflected an increase in the value of our inventories of $50 million since October 31, 2010. The value of processed inventories increased $16.6 million, and the value of live inventory increased $22.8 million. The higher inventory numbers reflect the addition of live inventory at Kinston and significantly higher feed cost. And that was offset by the $22 million adjustment to lower the value of our live inventory from cost to market value as required by Generally Accepted Accounting Principles to record our inventories at the lower of cost or market.

During fiscal 2011, we now expect to spend $61.8 million on CapEx. Our depreciation and amortization for the first three quarters of the fiscal year totaled $37.5 million, and we’re now expecting $51 million for fiscal 2011 in depreciation and amortization.

Before turning the call over to your questions, I’d like to remind everybody that we will host an investors’ conference in New Orleans at the Hotel Monteleone on Thursday, October 20, 2011. We’ll host conference attendees for dinner Wednesday night, and registration and hotel information is available on the Investor Page of our website. We certainly hope many of you will join us in New Orleans for presentations on the grain and chicken markets, the overall economic outlook, and presentations by our sales team and our management.

And with that, we’ll now turn it open to questions.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
QUESTION AND ANSWER SECTION
Operator: Thank you very much. [Operator Instructions] We’ll take our first question from Christina McGlone with Deutsche Bank.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Good morning.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Joe, I wanted to ask you, what actually is the magnitude of the normal seasonal production cut? Is it in the 4% range or is it higher?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Our normal cut is 4%.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Okay.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: And that’s what we’ll be cutting back beginning in November, and we’ll continue that into January.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Okay. And when I look at 2008, when you cut back, and you actually implemented it a month earlier. I just wonder, do you feel — how do you feel today versus in ‘08? Because in ‘08, feed costs were cut — your visibility into feed cost would have pointed to lower feed cost year-over-year, and now you’re saying higher year-over-year next year. So I’m just curious why there isn’t a more aggressive cut and why hadn’t you — why didn’t you begin it early like you did in ‘08?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, we waited until we saw the grain crop, that was our primary — until actually the report last week prompted our decision. And our conversations with people about what the crop was going to be. We actually made a decision this past Monday in executive committee. And one of our primary considerations this time versus — the last cut we made was a temporary cut. We knew it was going to be temporary. We did it for four months actually. We didn’t cut back in the — we ran very heavy in October, November and December pulling birds ahead, so we would run a 7.5 pound chicken in January, February, March and April of ‘09.
We actually overproduced during the fourth calendar quarter of ‘08, because we wanted to run a 7.5 pound chicken and reduced head count, I believe, during the first four months of ‘09. But we knew it was going to be a temporary thing. And we were going back to full production beginning in May — that was our — we made that decision, I think, maybe in September or — I believe it was in September of ‘08. And we knew that was going to be temporary and our growers would not be impacted for the whole year.
We had our growers in mind when we made this decision. We think this is likely to last longer than four months. And because of that, we decided to put a 4% cut in. We’re actually going to — this will not impact our growers. We’re going to increase our grower pay to — so it will not affect the cash flow to our growers. We have relatively new growers in Waco, Adel, Georgia and brand new growers in, as you well know, in Kinston. And we cannot — and we have some new farms actually in Mississippi, and we have to take that into account when we make this decision to reduce production.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Okay, and just to be clear, so you’re cutting now and the cuts will take effect in November, December, and we’ll see 4% less pounds on the market November, December? I want to make sure I’m correct on the timing.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes, yes, yes.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Okay. And then last question, and I’ll pass it on, I’m just curious you talked about the strength in the last two weeks in pricing. What is that due to? It seems to be too early for cuts. Is it heat or is there something else going on?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I think there are two reasons. I think some of the cuts are there, and the heat. Our weights are off — yeah, our weights are off a half a pound on our big birds and then I think some cuts are -
<A — Lampkin Butts — President, Chief Operating Officer & Director>: The industry cutbacks -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Are in place.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Are affecting the market right now.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Both those things.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: The cutbacks and heat.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Both those things are affecting it right now.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: Okay. Great, thank you very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thank you.
Operator: We’ll go next to Stephen Share with Morgan Joseph.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Good morning.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: So, okay. I just want to ask one thing about production before we move on. So it’s going to be 711 million pounds this next quarter. Your pounds are projected to be 711 million. If we take 4% of that, that moves it to 482 million and we kind of see that 482 million level for the balance per quarter, for the balance of 2012.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s not 482 million.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: I’m sorry, 682 million.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Yeah.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yeah, about that.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: So we’ll see -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: The 711 million, bird weight, okay, you’re assuming bird weight’s going to come back in September, if you’re going to get 711 million. That’s going to have to pick up.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Yeah. That’s right.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Right now, we’re not going to run 711 million.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: That’s our [ph] projected live (24:31).
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yeah.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay, so pounds will probably be a little light. I mean, 711 million is what you had projected to run in the fourth quarter, but you’re suggesting we’ll have some weight loss, so that number might be a little high?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Well, you’ll going to have some weight — you typically have some weight loss in August, but then you have some weight gain in October.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It depends on September weather.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: It depends on the weather. You’ll offset these heat losses with some gain in October.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay. I see, and then we’ll go to kind of around 682 million in the first quarter of ‘12, and you’re going to run that -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: — until you see some improvement.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: That’s correct.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: That’s on average. It will actually be a little below that in the first quarter.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You’ll be moving Kinston up too. You’ll be moving Kinston up.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Yeah, we’re projecting in the first fiscal quarter of 2012, 663 million, because that’s got holidays, that’s got New Year’s.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You’ve got four holidays in there.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Christmas, Thanksgiving, you’re down, you just have fewer days
<A — Joe Sanderson — Chairman & Chief Executive Officer>: And Martin Luther King.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: And then it goes up to that 682 million, 685 million number after that, but that’s yet to be seen, but that’s what we’re projecting right now.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay, so that makes sense. So kind of model, kind of a 663 million first quarter, then 685-ish million for the balance of ‘12, and obviously, that’s to be determined. And just to remind me, if you do see a better outlook, how quickly could you move that number higher? I mean, how much of a lead-time would you need?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: 10 or 12 weeks.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay. And then, the final thing I wanted to ask about is just on the feed cost side. You mentioned obviously it looks like feed cost could be higher in ‘12 than ‘11, have you done any hedging either for what’s left of the October quarter or into 2012?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We’ve purchased most of August-September, and we considered October new crop, and we have not done any new crop. We have purchased soy basis for fiscal 2012. We have shopped corn basis, and I will report too that we think our first indication is corn basis could be some higher in fiscal 2012. We did not bite. It — we’re going to wait a little bit longer, but we did buy soy basis for all of fiscal 2012.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay. I see. And corn, so corn, you’re pretty wide open at this point?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Wide open.
<Q — Stephen Share — Morgan Joseph Triartisan LLC>: Okay. All right, I’ll pass it along. Thanks.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thanks.
Operator: We’ll go next to Ken Zaslow with BMO Capital Markets.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Hey, good morning, everyone.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Good morning.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: When you guys said that you guys are — this cut is going to go longer than four months, does that mean you guys are actually cutting the hatchery eggs?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Cool. I didn’t think you were going to answer that so quickly. The second question is, in terms of the breast meat prices. How much are they selling behind the reported prices?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They’re about 15 back this week.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Okay. And the export markets, what markets are you finding are kind of replacing the Russian market?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Well, Mexico — Mexico primarily, but also some countries in Africa. The countries that are, that are, that their volume is up this year include Canada, Iraq, Korea, and Mexico.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
Company▲	Ticker▲	Event Type▲	Date▲
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Okay. And my last question, just going back to the supply side. Do you think the industry is generally cutting that hatchery supply, and how much hatchery supply do you think the industry will cut going forward? Like what is your projections on the production side?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, I generally, I don’t know. Right now, it’s about 6%. In 2008, the industry made a cut in the summer, and then they made another cut in the fall.
I would not be surprised if because — a 6% cut in the fall, when we’re going to see a drop in demand after Labor Day, a 6% cut in the fall is likely not to be enough. It wouldn’t surprise me if we don’t see a further reduction in egg sets come October, November.
That’s what happened in 2008. There was a cut in the summer, and then there was another cut in the fall, a further cut, deeper cut. And then in January, the industry turned profitable. And a 6% cut, if you were in the spring time or the summer is different than a 6% cut for October, November, December. So -
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Do you expect to be positive by February? Is that fair?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I would think so.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: And then my final question is — what you said was very interesting that you guys are actually increasing your pay to your growers. Is that common practice ,and do you think everybody’s going to be doing that? And although it probably hurts your cost structure, it probably keeps the growers happy for a longer period of time. Therefore, I’m assuming that for further expansion or any other things you do later, I’m assuming, it’s a strategic decision.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, frankly, we ask a lot of our growers. Our growers — a lot of our growers are new in the first place. They have new big loans, and we ask a lot of our growers, we require a lot of our growers, and I expect a lot of our growers. And this is going to cost — it’s going to cost us 15 points. We’re going to give — we’re going to pay 25 points on our — and 10 of it’s going to be permanent, and 15 of it’s going to be temporary as long as we’re in this cutback, and I’m fine with that. We can handle that. That’s not a big deal.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: Is that a common practice?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: And I expect them to grow chickens well. Something that’s — you know.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: I mean, it’s admirable. Do other people do the same, that’s what I was kind of getting at?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I don’t — I have no idea.
<Q — Kenneth Zaslow — BMO Capital Markets (United States)>: All right. Thank you very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Okay.
Operator: We’ll go next to Heather Jones with BB&T Capital Markets.
<Q — Heather Jones — BB&T Capital Markets>: Good morning.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<Q — Heather Jones — BB&T Capital Markets>: A quick question on your cutback, you remark in your press release about you’re going to have this cutback until you see improved demand from your customers. So you mentioned earlier that the industry’s profitability improved in early ‘09 following the cuts in ‘08. If we get into ‘12, and say the industry’s profitable by the end of calendar Q1, should we interpret your comments that even if, even as the industry returns to profitability, until you see an increase in pull from your customers, that cutback is going to hold?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I would think we would leave our cutback in place until — fundamentally, demand, as we’ve been saying since I think this May of 2008, we think the demand is a function of unemployment. And until unemployment improves, we don’t think we’re going to see demand improve. The cutback is not going to improve demand. It’s just going to improve the supply side. If I — what we think we need to do is keep — is reduce our supply. That doesn’t have anything to do with demand, and we don’t need to increase our supply until we see the demand improve, is what we were trying to say. Does that make sense, Heather?
<Q — Heather Jones — BB&T Capital Markets>: It makes total sense. But last cycle -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Okay. That’s what we’ve said. We’re not going to set anymore eggs until we see — until — unless we pick up another big account or we can’t supply our customer needs or we see some demand, employ, and our indication of demand improvement would be people getting jobs.
<Q — Heather Jones — BB&T Capital Markets>: Right. And I realize this will be speculative on your part, but how do you feel the industry is viewing it this time around? Because to your earlier point, it looks like higher grain prices are here to stay, at least for the foreseeable future. Unemployment’s high and it’s stubbornly high, and demand is weak. Do you believe that the industry cuts, once fully in place, are going to last longer than they did last time?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I think that depends on their balance sheets. I think they’re going — I think — we know that people are having conversations with their bankers just like they always do, and they’ll keep these cuts in place as long as they have trouble with their balance sheets, until they get their balance sheets healed up.
<Q — Heather Jones — BB&T Capital Markets>: So basically, it’s similar — you think it’s similar to prior cycles, that it’s all a function of balance sheet as opposed to -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I do.
<Q — Heather Jones — BB&T Capital Markets>: — your view on the industry?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I do.
<Q — Heather Jones — BB&T Capital Markets>: Okay. And my final question’s on Kinston, how are you all doing with regards to selling in that product into the Mid-Atlantic markets?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They’ve done a great job up there, and we’re — they’ve done better at that plant than any plant we’ve had.
<Q — Heather Jones — BB&T Capital Markets>: Okay.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They’ve got some more to do. They’re not finished. We are frankly building chicken houses up there a little faster than we had anticipated. So sales has a little pressure on them, and we’re thrilled about — we got a little behind
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up there because of snow, but we had a great summer building chicken houses, and I’m laughing, because my sales guys are in here with me.
<Q — Heather Jones — BB&T Capital Markets>: Okay.
<A>: Probably not a lot of constructing this weekend though -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yeah. No, there will not be — we were under hurricane watch up there this weekend.
<Q — Heather Jones — BB&T Capital Markets>: Is it, I mean -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They’ve done a good job.
<Q — Heather Jones — BB&T Capital Markets>: [ph] inland? (36:22)
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, I think we’re looking for 60 mile an hour winds.
<A>: [indiscernible] (36:27)
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Which means we’ll lose power everywhere up there. If they’re like Mississippi, if we get 40 mile an hour winds, we lose power. But we’ve — all — every farm has a generator.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: And they’ve taken precautions to top their tanks off and get ready for it.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We know the drill, so we’ve done everything, we’ve prepared, but you can’t stop it. When you get 60 mile an hour winds, we’ll lose power up there everywhere.
<Q — Heather Jones — BB&T Capital Markets>: And I wasn’t planning on asking this question, but since we’re in that vein of questioning. Was there any impact from the earthquake on any of your facilities in North Carolina?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: No. We — it shook them —
<A — Lampkin Butts — President, Chief Operating Officer & Director>: They felt the tremor, but no damage.
<Q — Heather Jones — BB&T Capital Markets>: Okay. All right, thank you very much.
<Q — Joe Sanderson — Sanderson Farms, Inc.>: Thank you.
Operator: We’ll go next to Farha Aslam with Stephens, Inc.
<Q — Farha Aslam — Stephens, Inc.>: Hi, good morning.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Good morning, Farha.
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<Q — Farha Aslam — Stephens, Inc.>: And is that 4% cut? If you had to break it down between volume and head, how would you split that?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s head. It’s head, and it’ll be at 4% head count, 4% volume.
<Q — Farha Aslam — Stephens, Inc.>: So it’s 4%. And so, your weights, you anticipate to be flat?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes.
<Q — Farha Aslam — Stephens, Inc.>: You’re not changing weights?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: No.
<Q — Farha Aslam — Stephens, Inc.>: Okay. That’s helpful. And then, Joe, you had mentioned that you thought that excess needed to get to about 190 for the industry to start getting healthier. Given that grain prices have gone up.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I don’t remember. When did I say that?
<Q — Farha Aslam — Stephens, Inc.>: I think historically, you’ve mentioned that. Is there a better number for you now?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I like the numbers I’m seeing, pretty good right now.
<Q — Farha Aslam — Stephens, Inc.>: So you’re liking the 193?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I like what I saw yesterday. I mean, you never know what numbers going to hit, what numbers going to do it. I think the industry’s attempting to cut back in it’s — you’d never know.
And my judgment is if this cut back right now would work probably well in the spring and the summer, but it’s probably not enough for the fall, and so they’re going to make this cut and then they’re going to get to the — get to October and November and it’s not enough and there may be further cuts. And that’s what happened in 2008, if you go back and look at your egg sets, that’s exactly what happened in 2008.
<Q — Farha Aslam — Stephens, Inc.>: And when you look at demand and in terms of how much demand is off, if you were to look at retail, are you thinking that retail demand is about flat year-over-year?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I think so. Georgia Dock is — it’s kind of hard to evaluate that. We had more head and more pounds, more than March, April, May, June and July?
<A>: Through June.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Through June. We haven’t seen July, I don’t guess.
<A>: It just came out this morning. It’s not up.
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<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s not up. But we had — it’s kind of hard to evaluate. We had more pounds and a few more head and 4% or 5% more pounds, but through ‘08, ‘09 and ‘10 fresh sale of chicken at retail was up.
<A>: Yeah.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s been up. It feels more flat this year, but it’s been trending up through this tough economy.
<A>: Yes. The slaughter report this morning showed 95% head and 98% total pounds. The head was down 5% and your weight was up a little bit, 5.76 average live weight.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Is that July?
<A>: Yeah.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: [ph] Scott (40:39), you had one fewer day in July this year. So that will impact it a little bit and, of course, heat and weight loss.
<A>: Weights were down, June.
<Q — Farha Aslam — Stephens, Inc.>: And so when you’re looking at — and so retail demand has been flat, but we’ve heard that some of the big bird deboning meat has been — that wasn’t being sold into the food service market because demand was weak there has been put into tray packs and being sold in retail. Are you seeing that continue or have you seen a mitigation of that?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: That kind of always happens. Some of that happens every month. There are some plants and Agri Stats that do that every month.
<A>: It’s still there. We’re not aware of any, that’s stopped
<A — Joe Sanderson — Chairman & Chief Executive Officer>: There’s no — I don’t think there’s any more of that, more or less.
<A>: I don’t either.
<Q — Farha Aslam — Stephens, Inc.>: And so when you’re looking at pricing at retail, do you think there is any — as you get production cuts, can you see the Georgia Dock price getting up to that $0.94, $0.95 level? It’s never been there before, but probably needs to get there to offset grain. Are you seeing -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It has get — it has to get there — it has to be higher than that to offset just grain.
<Q — Farha Aslam — Stephens, Inc.>: And do you see any impediment to that, or do you think that production will simply be cut until you get pricing to offset this grain?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Productions are going to have to be cut enough to get it up to that — I mean, it has — that has to happen.
<Q — Farha Aslam — Stephens, Inc.>: And my final question is how much do you think production needs to be cut to offset grain prices?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: That I don’t know. I can’t give you a specific on that. I think it’s more than 6%, but I don’t know how much.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<Q — Farha Aslam — Stephens, Inc.>: Okay, great. Thank you very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thank you.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Thank you, Farha.
Operator: We’ll go next to Ken Goldman with JPMorgan.
<Q — Ken Goldman — JPMorgan Securities LLC>: Hey, good morning, everyone.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<Q — Ken Goldman — JPMorgan Securities LLC>: What are you seeing in terms of export demand with leg quarters back at $0.50? I think if I’m not incorrect, you may have said earlier this year that that was the price point that triggered maybe some minor demand deterioration. Is that happening now or — just curious how you’re seeing that?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Well, it’s not happening right now. We did see it in May. We got real close to that $0.50 number and we saw some pushback and June was soft and leg quarter prices dropped. They’ve been firming up a little bit in July and then a little more in August and we’re not selling at $0.50 into the exports markets yet, so we haven’t felt the pushback but we — it looks like in September, we’ll be in that $0.45 to $0.49 range and we haven’t felt any pushback on that.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Prices are going to move up, how much in September?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Leg quarters will be, August leg quarters are $0.03 better than July and we at this point, it looks like another $0.06 in September.
<Q — Ken Goldman — JPMorgan Securities LLC>: Thank you, and what are you sharing in terms of your competitors balance sheets? As far as you know, and maybe the answer is you don’t know, but how close are some of them to bankruptcy, and even if they are close, won’t the banks at this point just keep them afloat and wait and see how high chicken prices go? How do you think about that?
<A — D. Cockrell — CFO, Treasurer & Director>: This is Mike. How are you this morning?
<Q — Ken Goldman — JPMorgan Securities LLC>: Doing great, Mike. How are you?
<A — D. Cockrell — CFO, Treasurer & Director>: Fantastic. We don’t know. We hear anecdotally that there are some under pressure and that doesn’t surprise anybody. It’s been a very deep cycle. There’ve been three bankruptcies already. Historically, that absolutely tightens the financial market up some and you know, I — we don’t know. We don’t — we’re not privy to the private company balance sheets. So we really don’t know.
<Q — Ken Goldman — JPMorgan Securities LLC>: And then one last one, Joe, you seem a little more resigned than usual to elevated corn prices for the next year at least and everything we’re hearing from this week’s pro-farmer tour says that yields might be worse than even some bulls on corn anticipated.
So my question is this, if we see $6 or $7 corn for the next couple of years or even beyond that. I’m less interested in where egg sets maybe go or production needs to go. I’m just curious in your
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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models, where do you think your prices need to be to get back to the level of profitability you want? You talked about on the retail side that it needs to be mid-90s or higher. Are we talking $1.90 breasts? Are we talking $0.60 leg quarters? I know there’s no, I guess, clear answer there and there’s a lot of variables, but I’m just curious how you think about that when you look forward?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I have a little model I had made for that question. I told my analyst to leave leg quarters at $0.45 for the year, because we think that’s all the export market can handle for a year. That’s a year’s average. And leave wings at $1.20 for the year. They averaged more than that in 2009. This will get you to 2009 margins. And this is with $7.25 corn. That’s board average and $350 meal and we doubled the price of fat. Fat has actually doubled in price since 2009. And that cost us more than soybean meal, the increase in soybean meal. And then we increased the corn basis, which is a $9 million hit.
And — but what it tells you is that boneless breast, we have to average $1.41 on boneless breast and that means the quoted market on boneless breast has to be about $1.59 because Agri Stats’ average is about $0.18 over a year back of Urner Barry quote. Some weeks it will be $0.10 back and some weeks it’ll be $0.25 back and tenders will have to average about $1.65.
<Q — Ken Goldman — JPMorgan Securities LLC>: That’s extremely helpful. What percent of your of feed is stat right now?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: 2.5%.
<Q — Ken Goldman — JPMorgan Securities LLC>: Okay. That’s [indiscernible] (47:50)
<A — D. Cockrell — CFO, Treasurer & Director>: Well Ken, you know and what Joe just said and your question is a good one. That’s doable. I mean, the market -
<Q — Ken Goldman — JPMorgan Securities LLC>: Yes, it is.
<A — D. Cockrell — CFO, Treasurer & Director>: That’s doable and that gets us — that’s not to break even now that gets us to 2009 margins.
<Q — Ken Goldman — JPMorgan Securities LLC>: That’s extremely helpful. I think that’s -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You know that’s a moving — we have leg quarter when I think is a reasonable level and wings you know that moves a little bit both ways and we — a it’s harder to do — it’s easier to do that on the Big Bird than it is on tray pack. Tray pack has so many different parts and things in it, but the tray pack has to move up. That’s a — tray pack has to move up I’m going to say $0.11 or $0.12 on the Georgia Dock. I’m guessing at that, but my judgment is because of the cost inputs, it has to move past the mid 90s to get to the ‘09 margins.
<Q — Ken Goldman — JPMorgan Securities LLC>: And not to hog the call but that’s exactly what you said is the hard part, right? I mean there’s much less volatility in that side of things.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes.
<Q — Ken Goldman — JPMorgan Securities LLC>: All right. Thanks very much guys.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Thanks, Ken.
Operator: We’ll go next to Lindsay Drucker Mann with Goldman Sachs.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<Q — Lindsay Mann — Goldman Sachs & Co.>: Hey. Good morning, everyone.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning, Lindsay.
<Q — Lindsay Mann — Goldman Sachs & Co.>: I was hoping you could just give a little bit more detail on the incremental costs that you’ll be paying to your growers. Joe, you talked about 15 points and 25 points, so I was hoping maybe you could frame that in terms of cents per pound or millions of dollars or just something that I can wrap my head around a bit better?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s a quarter of a cent a pound. $0.10 of that will be a permanent. It’s a quarter of a cent a pound live. 10 points of that will be a permanent increase, 15 points of it will be temporary as long as we’re in the cut.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Okay. What is that — how does that compare with the price you typically pay to your growers?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Our normal, our average rate of pay is $0.0575 a pound on the Jumbo, the Big Birds and $0.055 on the tray pack. And then their bonuses, there are some bonuses on top of that.
<Q — Lindsay Mann — Goldman Sachs & Co.>: And does that, is this across the board -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: That’s average pay. We have a competitive — that’s average.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Okay. Is the higher pay to growers, is that across the board on all of your production? Or there are certain facilities where you’re cutting or not cutting depending on how old or new the plants are?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: No, it’s across the board.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Okay. Okay, and just thinking about the relative profitability of Big Bird or with your model versus some of your competitor models, are you seeing — are there signs about slipping back towards more normalize comparative returns or we still sort of in an unusual period where your model is less profitable?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: My model is less profitable.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Like it was in ‘06 and ‘08.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s just like ‘06 and ‘08.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Okay. And given the more competitive pricing on breast meat versus other proteins, are you seeing any move from restaurants to substitute menu items for that cheaper input?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Not significantly, no. We hear some customers that talk about that, and they say that, but we don’t see much in the market.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: No, it hadn’t show up in orders for our product.
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<Q — Lindsay Mann — Goldman Sachs & Co.>: I guess, what I’m sort of getting at is, we’ve seen such fantastic price moves in pork and beef, even considering the sluggish consumer backdrop, and I know that chicken has the most sort of restaurant exposure, but even still, I’m just curious why if the predominant driver here is truly the over-supply factor if there’s something special about the chicken consumer that’s causing the weaker price trend?
<A — Lampkin Butts — President, Chief Operating Officer & Director>: You think about the people going out to eat. They’re the ones that have their jobs and they’re secure in their jobs, they’re probably not making that big of change in their habits. The people that aren’t going out to eat — we need to get back into the restaurants.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Okay, thanks very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thank you.
Operator: We’ll go next to Christine McCracken with Cleveland Research.
<Q — Christine McCracken — Cleveland Research Co.>: Good morning.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Good morning.
<Q — Christine McCracken — Cleveland Research Co.>: Joe, just a follow-up on your comments relative to weights. I think you said that in a part of the run here in chicken prices is tied to the drop in weights on the hot weather, but I thought in the numbers you gave there actually wasn’t much of a shift in the weights or am I wrong on that?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: On the — July?
<A — D. Cockrell — CFO, Treasurer & Director>: They were down from June.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They were down five points.
<A — D. Cockrell — CFO, Treasurer & Director>: Then we — the average weight went from 5.81 pounds to 5.76 pounds in July. Ours did — our big drop was in August.
<Q — Christine McCracken — Cleveland Research Co.>: Okay.
<A — D. Cockrell — CFO, Treasurer & Director>: I don’t know about the industry.
<Q — Christine McCracken — Cleveland Research Co.>: If that was the case and you got a bump in pricing from weights, as it gets cooler here and they put that weight back on?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet.
<Q — Christine McCracken — Cleveland Research Co.>: Yeah, okay.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet. That’s exactly what I was talking about a while ago when we said the drop in — when I was saying this is 6% probably — it’s different in the fall than it is in the spring. That’s one of the factors that I think this weight’s coming right back.
<Q — Christine McCracken — Cleveland Research Co.>: And then, we’ve heard a little bit about some early buying. If you were a buyer of chicken and you knew that prices were moving up, why wouldn’t you inventory product — could that be helping push these markets up faster?
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<A>: [indiscernible] (54:43)
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It can. There is some — there are some buyers that will speculate and put that in a freezer and boneless — the cold storage inventory shows there’s plenty of boneless breast in the freezers. At these prices — at the current market and with the unknown about the fall demand, I wouldn’t think they’d be speculating on a lot of that.
<Q — Christine McCracken — Cleveland Research Co.>: All right. You didn’t talk a lot about your plans for a second plant. I’m not sure. You say some challenges there, obviously now you put on some debt where do you stand with that?
And my question, kind of if you step back and you say that the industry is headed for a turnaround and you factor in how long it would take to get that plant up and running? You’d think that you’d want that plant running when things do get good. So when’s, kind of if you look out where is your cutoff date in terms of where you make a decision on whether or not to pursue that second plant?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, I won’t be — we’ll be making money, when we pull that trigger and we will have pay down some debt, and I will see a good corn crop. I mean, there will be a lot of things — we’re never go into challenge our balance sheet and that’s number one.
Number two, is I’d love to have it, you’re exactly right, but the balance sheet’s number one with us, you know that, and we’ll have a clear road ahead, but we’re not even — we’re doing homework and all of that, but we’re going to keep our balance sheet in good shape. That’s first with us.
<Q — Christine McCracken — Cleveland Research Co.>: Good to hear. Just on your balance sheet in terms of your debt levels still manageable, but it sounds like it could be a little while here before we turn things around. You don’t see any need to kind of go back to the market to increase availability. It seems like you’ve got enough rope at this point. Just curious, have you had conversations with your bankers? How do you look at that going forward?
<A — D. Cockrell — CFO, Treasurer & Director>: We’ve got, this is Mike. We’ve got plenty of availability right now. We’re comfortable with it, I should say, $307 million. We got back to our banks every year and ask for an extension of the commitment and we’ll do that in the ordinary course. But as you say right now, we’re comfortable with the liquidity available to us under the revolver.
<Q — Christine McCracken — Cleveland Research Co.>: Good. All right, thanks.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thank you, Christine. Operator: We’ll take our next question from Jeff Farmer with Jefferies & Company.
<Q — Jeff Farmer — Jefferies & Co., Inc.>: Good morning, everyone. I guess almost good afternoon. Just following up on the balance sheet, what debt-to- cap level would represent a challenge to your balance sheet in your mind?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We don’t like to get over 50%.
<Q — Jeff Farmer — Jefferies & Co., Inc.>: Okay. And then following up a little bit on some of the pricing stuff, it looks like one of your competitors saw a 10% increase in average price of chicken sold. I realize that the business models and the competitors — I’m sorry, the customers are all different. But do you think there is more room to be a little bit more aggressive with pricing. Do you think the market would accept that especially considering what we’re seeing with beef and pork?
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Sanderson Farms, Inc.	SAFM	Q3 2011 Earnings Call	Aug. 25, 2011
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<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, there wasn’t any room in May, June and July, because the market was declining for boneless and wings during that period of time. Not in our market segment.
<Q — Jeff Farmer — Jefferies & Co., Inc.>: Okay. And then just following up on the hurricane impact, again, you touched on this but assuming you did see 60 to 80 mile per hour winds, some of your key markets or I guess, you mentioned North Carolina, what would happen to the supply/demand dynamic for the industry? Is that — should we be worried about Irene?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, that would — we had 125 mile an hour winds in Laurel and Jones County and South Mississippi with Katrina. And we lost about five days processing -
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Five processing days in Mississippi.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: — because the power was out, mainly because of power outages. We had no damage. We lost 80 chicken houses in -
<A — Lampkin Butts — President, Chief Operating Officer & Director>: We lost 5 million eggs and 3 million chickens.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes. They’re talking 60 to 80 mile an hour winds up there. And we don’t know — that’s a tremendous difference between a 60 to 80 mile an hour wind — we had 125 mile an hour wind for eight hours here.
     <A — Lampkin Butts — President, Chief Operating Officer & Director>: And any interruption will be temporary.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yeah.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: It will be temporary. They’ll get back.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: They’ll be shocked, but they’ll get back -
<Q — Jeff Farmer — Jefferies & Co., Inc.>: All right. I will leave it that. Thank you.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet.
Operator: We’ll take our next question from Akshay Jagdale with KeyBanc Capital Markets.
<Q — Adam Josephson — KeyCorp Investment Banking>: Good morning, everyone. This is Adam Josephson in for Akshay. Thanks as always for taking my question.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet.
<Q — Adam Josephson — KeyCorp Investment Banking>: Joe, when comparing the situation today to what happened in ‘08, you’re not likely to get much of any relief from feed cost obviously this time around as you did then.
But on the other hand, the egg set reductions are coming off a lower base, specifically from about 216 million a week in the first half of ‘08 to 206 million in first half of this year. Do you expect those two factors to roughly offset each other such that you can earn margins similar to what you earned
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in ‘09 provided the egg set cuts are similar to what they were last time, or do you think you need much bigger egg set cuts this time around?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s hard to say. The cost structure is a little bit different than — this cost structure is going to require — and the demand — well actually, demand is going to be about same, by the fall in the first quarter — fall of ‘08 and the first quarter of ‘09 is when the unemployment really got started. I’m more concerned with this cost structure where we have and the prices we have to have.
I don’t know exactly what the cut has to be, but the prices I told you all, we had to get on the Georgia Dock. And those prices that I told Ken Goldman about, they have to be for a year. They have to average that for a year.
So, I’m thinking that the cutbacks may need to be more than the 6% is all I’m saying. I don’t know what it needs to be, nobody’s going to know until you get there, until we get to October and see what the demand is, and what that supply actually is. There’s meat in the freezer that’s got to come out. And my judgment is, when you get to October, you get to the reduced demand, chickens gain weight, my judgment is you’re going to see a further cut.
<Q — Adam Josephson — KeyCorp Investment Banking>: Great. Thanks for that Joe. Then just one other one on the recent price increases over the past couple of weeks, obviously, there’s quite a bit of breast meat and wings in cold storage yet that’s not preventing these recent price increases which you partly attributed to the recent production cuts. Why would the amount of meat and wings in cold storage not have a more mitigating factor on these recent price increases?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, I don’t know.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: I think they did. I think they would have — there could have been more price increases with that not being in cold storage -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: If that hadn’t been in the freezer.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Yeah.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yeah. I agree with Lampkin. I think that might have slowed the price increases we did get. And a lot of people don’t use that frozen stuff either.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Yeah.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: A lot of our customers won’t use that frozen meat.
<Q — Adam Josephson — KeyCorp Investment Banking>: Thanks for that, Joe. I really appreciate it.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet, Adam.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Thank you, Adam.
Operator: We’ll take our next question from Vincent Andrews with Morgan Stanley.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Thank you and good afternoon everyone. I just have two follow-up or sort of concluding questions. I just — in the last call, you talked about the November and December seasonal production cut and you said that it — we wouldn’t really see it in
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the market because the increased supply from Kinston would offset it and you kind of didn’t seem to indicate that on this call so I’m just wondering if there’s something different between then and today? That’s my first question.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: No, other than we’re going to extend our seasonal cut after all of our other plants into January and beyond.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Okay. So, we won’t notice anything until we get into January?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: That’s basically right.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: That’s correct.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Okay. And then my second question is just — you’ve been talking on the call about a sort of 6% to 8% reduction in egg sets and weights are kind of up about 4% so that’s a net production decrease of about 2% round numbers, and I just want to make sure that that 2% number, and I know you said that you think probably a second cut comes in the fall, but you think getting to that, those ‘09 margins can be achieved with something around 2-ish% reduction in total reduction, not multiples of that? Is that what you were trying to say today?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I’m not sure. I tried to say I don’t know until we get there. We won’t know until we get there and I think it’s going to take more than 2%, Vincent. For sure, it’s going to take — I know, it’s going to take more than 2%. 2% is not going to do it.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: I’m just -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Net 2% won’t do it.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Okay.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: It’s got to be more than 2%.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Okay. All I’m really trying to understand is just in your mind, the importance of the difference between egg sets and weights and I just want to make sure that I’m not missing something in terms of you’re really talking about total production.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I think it needs to be — I understand what you’re saying and you’re right. If it’s 6% head, and that only translates into 2% fewer pounds, that’s no good, it’s got to be — it needs to be 6% fewer pounds. That’s what we’re going to do. We’re going to do 4% fewer head, 4% fewer pounds.
<Q — Vincent Andrews — Morgan Stanley & Co. LLC>: Okay, that’s very helpful. Thanks very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Thank you.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Thank you.
Operator: And we’ll take a follow-up from Christina McGlone with Deutsche Bank.
<Q — Christina McGlone — Deutsche Bank Securities, Inc.>: I’m good actually, my questions had been asked. Thanks.
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Operator: Very good, we’ll go next to Jeff Kanter with UBS O’Connor.
<Q — Jeff Kanter — UBS O’Connor LLC>: Hey, guys. Question for you, what’s the ability for getting working capital for the — for the marginal competitor right now?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We understand from the bankers that a lot of companies have been able to get relief on loan covenants, easily done. We think they’re going to have — we’ve been told the next request for additional money is going to be very difficult.
<Q — Jeff Kanter — UBS O’Connor LLC>: Okay. And that will have an impact, obviously, is that correct?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Yes.
<Q — Jeff Kanter — UBS O’Connor LLC>: Okay, I was reading Barron’s and it was like that the author just found out that the industry was having problems. The data that I see shows that we may have started to hit rock bottom — you just lost a ton of money. Did you say that the way the industry is behaving right now and the way things to be seem to be going and what has to be done, not what should be done but what has to be done. Did you say that that you’ll probably — that you’ll turn to profits in 2012?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, you don’t know, but I would think so.
<Q — Jeff Kanter — UBS O’Connor LLC>: Okay. And now, but Joe, the -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I mean, you can’t — the industry cannot continue like this. We see Agri Stats and see the depth of the losses and you just can’t go on like this and — the indicator are the egg sets, the egg sets tell you that the industry has made a decision and the reason they made that decision is because they were losing too much money. And they made the decision before July 4. And so the bottom — the bottom was in June and July.
<Q — Jeff Kanter — UBS O’Connor LLC>: So do you think you’re coming out the other side now, is the worst over?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: Well, prices — the worst month was July and August is going to be better than July. Prices are up $0.025 a pound, costs are not any better, but prices are up $0.025 a pound in August.
<Q — Jeff Kanter — UBS O’Connor LLC>: All right. And I guess that’s a start, right?
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet.
<Q — Jeff Kanter — UBS O’Connor LLC>: All right, very good. Thank you very much.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: You bet. Thank you.
<A — Lampkin Butts — President, Chief Operating Officer & Director>: Thank you.
<Q — Jeff Kanter — UBS O’Connor LLC>: All right, cool.
Operator: And we’ll take a follow-up from Lindsay Drucker Mann with Goldman Sachs.
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<Q — Lindsay Mann — Goldman Sachs & Co.>: Hey, guys. Thanks for the follow-up. Just a quick question for next year on SG&A and CapEx in line of the production cuts that you’re looking at. How should we think about those two line items?
<A — D. Cockrell — CFO, Treasurer & Director>: This is Mike. We’re going to meet with all of our division managers in September to set CapEx for 2012 and we’ll report that number on our December call. We’ve been saying though that to model a maintenance budget of around $35 million, and I’m guessing that’s a good number.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: $35 million to $45 million, I don’t know what it’s going to be.
<A — D. Cockrell — CFO, Treasurer & Director>: Yeah, that’s right. We don’t know.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: I don’t know that.
<A — D. Cockrell — CFO, Treasurer & Director>: We started off this year.
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We’ve got two more plants.
<A — D. Cockrell — CFO, Treasurer & Director>: Yeah. We started off this year with $48 million, but that $48 million had a couple one-off items in it so it would have been without those closer to the $38 million to $40 million. But we won’t know until we get there, until we do that. And we’ll do that in September. SG&A should be relatively flat next year with this if the year is -
<A — Joe Sanderson — Chairman & Chief Executive Officer>: We’re going to pay bonuses next year.
<A — D. Cockrell — CFO, Treasurer & Director>: Joe just said we’re paying bonuses next year which means we’ve got to make a whole lot of money. But I would say, SG&A should be flat with this year.
<Q — Lindsay Mann — Goldman Sachs & Co.>: Great, thanks.
<A — D. Cockrell — CFO, Treasurer & Director>: Absent that.
Operator: And with no further questions in the queue, I’d like to turn the call back to Joe Sanderson with any additional or closing remarks.
Joe Frank Sanderson, Chairman & Chief Executive Officer
Thank you for spending time with us this morning and we look forward to reporting our year-end results to you in December. Thank you.
Lampkin Butts, President, Chief Operating Officer & Director
Thank you.
Operator: And this does conclude today’s conference. We thank you for your participation.
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